Exhibit 99.1

Broadwind Energy Announces Third-Quarter 2013 Results

Highlights:

•                  Q3 orders up sharply to $87 million; Excludes $106 million tower order received after quarter-end

•                  September 30 backlog of $167 million, up 17% sequentially

•                  Revenue of $62.4 million beat outlook due to record tower sales

•                  Gross profit margin (ex. restructuring) rose to 9.1%, up 370 bp from Q3 2012

•                  EPS loss of $.18 and Adjusted EBITDA of $2.6 million

•                  Balance sheet continues to strengthen: Cash assets totaled $24 million, operating line of credit undrawn; Debt balance of $3.1 million outstanding

Cicero, Ill., October 31, 2013— Broadwind Energy, Inc. (NASDAQ: BWEN) today reported sales of $62.4 million for the third quarter of 2013, a 13% increase compared to $55.0 million in the third quarter of 2012. The increase reflected the continued strength in the Towers and Weldments segment, partly offset by weaker results in the Gearing and Services segments.

The Company reported a net loss from continuing operations of $2.6 million or $.18 per share in the third quarter of 2013, compared to a loss of $3.9 million or $.28 per share in the third quarter of 2012. The improvement was due to stronger operating results in the Towers and Weldments segment, which offset the impact of a $1.5 million fine incurred by the Gearing segment to settle a long-standing environmental investigation. The Company reported non-GAAP adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, share-based payments and restructuring costs) of $2.6 million during the third quarter of 2013, compared to $2.4 million during the third quarter of 2012, up modestly despite the inclusion of the regulatory settlement charge.

Peter C. Duprey, president and chief executive officer, stated, “Our third-quarter results continue to highlight the strength in our Towers and Weldments segment which had its highest quarter on record. We booked $70 million in new tower orders during the quarter and announced another $106 million in tower orders after quarter-end. Our tower production capacity is substantially sold out for 2014 and we are booking orders for 2015.

“Our Gearing segment continues to work through challenges, both internally and externally. Internally, we are working to minimize the operational impact of the plant consolidation, which is on track. Gearing results were below expectations as we continue to grapple with productivity issues stemming from a mix of more complicated gearboxes versus loose gearing. Externally,

Gearing revenues continue to be impacted by weak demand from customers in the mining sector. In response to these challenges, we have made a number of process and management changes in this segment, from which we are already starting to see positive results. Gearing orders more than doubled during the third quarter compared to last quarter, and we continue to focus on Kaizen events to identify process improvements that will get this business back on track. We believe we will see improvement in the fourth quarter.

“Gearing also incurred a $1.5 million regulatory settlement charge associated with an environmental investigation that has been underway for some time. While the fine was higher than we anticipated and remains subject to final court approval, we are happy to have this distraction behind us. Sound environmental management is one of our key operating principles. We have made a careful evaluation of environmental practices at our other acquired businesses and believe there are no other potential problems.

“In our Services segment, we saw some recovery from a weak first half. However, sales and earnings continue to lag behind the prior year due mainly to low turbine construction activity and lower gearbox repair activity. We are focused on better leveraging our precision gearing expertise and service experience to meet emerging customer preference for uptower gearbox repair services. We believe we will see positive results from this effort in 2014.”

Mr. Duprey concluded, “Despite the challenges in the Gearing and Services businesses, we reached some key milestones during the quarter. Gross margin expanded by 390 basis points, we added $6.0 million of cash and generated $4.1 million of EBITDA before the regulatory settlement, which represented a $1.7 million improvement over 2012. This performance shows the financial potential of the business ahead. We are focused on achieving a similar turnaround in Gearing and Services going forward as we have achieved in our Towers business.”

Revenue for the nine months ending September 30, 2013 was $159.5 million, down 4% from $165.8 million for the same period last year. Gearing revenue declined due to weaker demand from mining and oil and natural gas customers as well as difficulties related to the production of more complex gearboxes. This was partly offset by an 18% increase in completed towers compared to the prior year. Non-GAAP adjusted EBITDA for the nine months ending September 30, 2013 was $6.6 million, up 37% from $4.9 million in the same period in 2012. The sharp increase was due to higher volumes and a less variable mix of towers in the current year, partly offset by lower volumes and margins in the Gearing segment as well as the regulatory settlement in the current year period. Operating loss for the nine months ending September 30, 2013 was $10.2 million, an improvement of 12% over the same period in 2012 due in part to $.6 million lower restructuring expense in the current year and the factors described above.

Orders and Backlog

The Company booked net orders of $87 million during the third quarter of 2013, more than four times the level booked during the third quarter of 2012. Towers and Weldments orders, which vary considerably from quarter-to-quarter, totaled $70 million. Third quarter net Gearing orders totaled $13 million, a 47% increase from the prior-year third quarter due mainly to a large order for replacement wind gearing. Net orders for Services totaled $4 million and were up from the first half run-rate but down $2 million compared to the prior-year third quarter, due mainly to weaker demand for in-field services compared to the prior year.

At September 30, 2013, backlog totaled $167 million, up from $100 million at September 30, 2012. Subsequent to quarter-end, the Company announced new tower orders of $106 million.

Segment Results

Towers and Weldments

Broadwind Energy fabricates specialty weldments for wind, oil and gas, mining and other industrial applications, specializing in the production of wind turbine towers.

Towers and Weldments segment sales totaled $48.7 million in the third quarter of 2013, compared to $37.4 million in the third quarter of 2012. The 30% increase reflects strong demand from the Company’s expanded customer base and $4.4 million of sales of a new tower design produced during the second quarter of 2013 but not inspected and accepted by the customer until the third quarter. Partly offsetting this strength was a $.9 million reduction in industrial weldment sales to a mining equipment customer that is trimming production in view of a weaker mining sector outlook. Non-GAAP adjusted EBITDA for the third quarter was $7.8 million, more than double the prior-year third quarter adjusted EBITDA of $3.1 million. The significant improvement was the result of higher volumes, improved operating efficiencies and a less variable and more profitable mix of towers compared to the third quarter of 2012, during which productivity suffered due to the production of multiple tower types. Towers and Weldments segment operating income for the third quarter of 2013 was $6.7 million (14% of sales), up $5.0 million from the third quarter of 2012 due to the factors described above.

Gearing

Broadwind Energy engineers, builds and remanufactures precision gears and gearboxes for oil and gas, mining, steel and wind applications.

Gearing segment sales totaled $10.4 million in the third quarter of 2013, compared to $11.3 million in the third quarter of 2012. The 8% decrease was caused by lower sales to a mining customer due to weak demand in this industry as well as lower shipments to an oil industry customer due in part to manufacturing delays with a new line of gearboxes. Gearing segment non-GAAP adjusted EBITDA for the third quarter of 2013 was a loss of $2.6 million, declining from $.9 million in the prior-year third quarter due in part to lower volumes and margins. The loss also included a $1.5 million regulatory settlement associated with resolution of a long-standing environmental investigation as discussed above. These factors were partly offset by reductions in fixed costs and lower compensation, bad debt and other professional expenses. Gearing segment operating loss for the third quarter of 2013 increased to $5.7 million, from a loss of $2.6 million in the prior-year third quarter. The increased operating loss was partly attributable to $.6 million of higher restructuring charges as well as the factors described above. The restructuring and consolidation project remains on track and on budget.

Services

Broadwind Energy specializes in non-routine drivetrain and blade maintenance services. The Company also offers comprehensive installation support and field services to the wind industry.

Revenue from the Services segment was $3.7 million in the third quarter of 2013, compared with $6.9 million in the third quarter of 2012. The 46% decrease was due primarily to lower gearbox sales and depressed in-field service activity as a result of very low wind turbine installations across the United States, resulting in wind farm operators continuing to insource non-routine maintenance projects. Non-GAAP adjusted EBITDA loss for the third quarter of 2013 was $.6 million, compared with non-GAAP adjusted EBITDA of $.1 million in the prior-year third quarter. The decrease was due mainly to lower volumes and increased inventory reserves, partly offset by lower salary expenses and the absence of a one-time legal charge in the prior-year third quarter. Services segment operating loss of $1.3 million in the third quarter of 2013 increased $.7 million from a loss of $.6 million in the third quarter of 2012, due to the factors described above.

Corporate and Other

Corporate and other expenses totaled $2.2 million in the third quarter of 2013, compared with $2.1 million in the third quarter of 2012. The increase in expense was primarily attributable to increased legal expense.

Cash and Liquidity

During the quarter, operating working capital decreased $5.5 million to $4.0 million or 2% of annualized third-quarter 2013 sales. The decrease from June 30, 2013 was due primarily to a decrease in inventory related to the completed tower sections that were manufactured and placed into inventory during the prior quarter.

Cash and equivalents rose to $24.0 million at September 30, 2013, an increase of $6.0 million from June 30, 2013, due to operational cash flow and the reduction in working capital noted above. At September 30, 2013, the Company’s $20 million line of credit was not drawn.

About Broadwind Energy, Inc.

Broadwind Energy (NASDAQ: BWEN) applies decades of deep industrial expertise to innovate integrated solutions for customers in the energy and infrastructure markets. From gears and gearing systems for wind, oil and gas and mining applications, to wind towers, to comprehensive remanufacturing of gearboxes and blades, to operations and maintenance services and industrial weldments, we have solutions for the energy needs of the future. With facilities throughout the U.S., Broadwind Energy’s talented team of 800 employees is committed to helping customers maximize performance of their investments — quicker, easier and smarter. Find out more at www.bwen.com.

Forward-Looking Statements

This release includes various forward-looking statements related to future, not past, events. Statements in this release that are not historical are forward-looking statements. These statements are based on current expectations and we undertake no obligation to update these statements to reflect events or circumstances occurring after this release. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include, but are not limited to: expectations regarding our business, end-markets, relationships with customers and our ability to diversify our customer base; the impact of competition and economic volatility on the industries in which we compete; our ability to realize revenue from customer orders and backlog; the impact of regulation on our end-markets, including the wind energy industry in particular; the sufficiency of our liquidity and working capital; our restructuring plans and the associated cost savings; our ability to preserve and utilize our tax net operating loss carry-forwards; and other risks and uncertainties described in our filings with the Securities and Exchange Commission.

BWEN INVESTOR CONTACT: Joni Konstantelos, 708.780.4819 joni.konstantelos@bwen.com

LHA — Jody Burfening/Carolyn Capaccio, 212.838.3777, ccapaccio@lhai.com

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	September 30,	December 31,
	2013	2012
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$22,826	$516
Short-term investments	867	—
Restricted cash	331	330
Accounts receivable, net of allowance for doubtful accounts of $279 and $179 as of September 30, 2013 and December 31, 2012, respectively	21,927	20,039
Inventories, net	32,625	21,988
Prepaid expenses and other current assets	2,532	3,836
Assets held for sale	2,152	8,042
Total current assets	83,260	54,751
Property and equipment, net	72,761	79,889
Intangible assets, net	6,014	7,454
Other assets	2,194	816
TOTAL ASSETS	$164,229	$142,910

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Lines of credit and notes payable	$—	$955
Current maturities of long-term debt	342	352
Current portions of capital lease obligations	1,308	2,217
Accounts payable	29,063	16,377
Accrued liabilities	6,961	6,012
Customer deposits	21,482	4,063
Liabilities held for sale	—	3,860
Total current liabilities	59,156	33,836

LONG-TERM LIABILITIES:
Long-term debt, net of current maturities	2,757	2,956
Long-term capital lease obligations, net of current portions	1,431	641
Other	3,342	2,169
Total long-term liabilities	7,530	5,766

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 14,563,228 and 14,197,792 shares issued and outstanding as of September 30, 2013 and December 31, 2012, respectively	15	14
Additional paid-in capital	375,542	373,605
Accumulated deficit	(278,014)	(270,311)
Total stockholders’ equity	97,543	103,308
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$164,229	$142,910

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Revenues	$62,436	$55,045	$159,463	$165,799
Cost of sales	56,783	52,097	147,399	158,155
Restructuring	1,097	233	2,758	1,038
Gross profit	4,556	2,715	9,306	6,606

OPERATING EXPENSES:
Selling, general and administrative	5,247	5,197	15,788	16,658
Intangible amortization	111	664	1,441	1,094
Regulatory settlement	1,500		1,500
Restructuring	79	381	787	481
Total operating expenses	6,937	6,242	19,516	18,233
Operating loss	(2,381)	(3,527)	(10,210)	(11,627)

OTHER INCOME (EXPENSE) , net:
Interest expense, net	(177)	(553)	(795)	(1,053)
Other, net	(4)	148	511	758
Restructuring	(1)	(15)	2,965	(86)
Total other income (expense), net	(182)	(420)	2,681	(381)

Net loss from continuing operations before provision for income taxes	(2,563)	(3,947)	(7,529)	(12,008)
Provision for income taxes	28	(9)	64	21
LOSS FROM CONTINUING OPERATIONS	(2,591)	(3,938)	(7,593)	(12,029)
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	100	—	(110)	—
NET LOSS	$(2,491)	$(3,938)	$(7,703)	$(12,029)

NET LOSS PER COMMON SHARE - BASIC AND DILUTED:
Loss from continuing operations	$(0.18)	$(0.28)	$(0.53)	$(0.86)
Loss from discontinued operations	0.01	—	(0.01)	—
Net loss	$(0.17)	$(0.28)	$(0.53)	$(0.86)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - Basic and diluted	14,525	14,093	14,405	14,022

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

	Nine Months Ended September 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(7,703)	$(12,029)

Adjustments to reconcile net cash used in operating activities:
Depreciation and amortization expense	11,412	12,227
Impairment charges	288	—
Stock-based compensation	1,438	2,079
Allowance for doubtful accounts	(274)	158
Common stock issued under defined contribution 401(k) plan	499	345
(Gain) loss on disposal of assets	(3,576)	220
Changes in operating assets and liabilities:
Accounts receivable	(1,613)	(3,318)
Inventories	(10,637)	(5,672)
Prepaid expenses and other current assets	1,228	1,078
Accounts payable	12,337	(3,175)
Accrued liabilities	1,054	(110)
Customer deposits	17,419	(13,411)
Other non-current assets and liabilities	(365)	1,319
Net cash provided by (used in) operating activities	21,507	(20,289)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of logistics business and related note receivable	250	375
Purchases of available for sale securities	(867)	—
Purchases of property and equipment	(5,967)	(3,300)
Proceeds from disposals of property and equipment	12,533	106
(Increase) decrease in restricted cash	(1)	546
Net cash provided by (used in) investing activities	5,948	(2,273)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on lines of credit and notes payable	(80,233)	(24,190)
Proceeds from lines of credit and notes payable	75,208	36,908
Proceeds from sale-leaseback transactions	—	1,000
Payments for debt issuance costs	—	(630)
Principal payments on capital leases	(120)	(1,145)
Net cash (used in) provided by financing activities	(5,145)	11,943

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	22,310	(10,619)
CASH AND CASH EQUIVALENTS, beginning of the period	516	13,340
CASH AND CASH EQUIVALENTS, end of the period	$22,826	$2,721

BROADWIND ENERGY, INC. AND SUBSIDIARIES

SELECTED SEGMENT FINANCIAL INFORMATION

(IN THOUSANDS)

	Three Months Ended September 30		Nine Months Ended September 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
REVENUES:
Towers and Weldments	$48,658	$37,423	$116,194	$109,587
Gearing	10,389	11,256	31,554	41,352
Services	3,704	6,899	15,253	16,037
Corporate and Other	(315)	(533)	(3,538)	(1,177)
Total revenues	$62,436	$55,045	$159,463	$165,799

OPERATING (LOSS) PROFIT:
Towers and Weldments	$6,723	$1,740	$12,828	$3,306
Gearing	(5,653)	(2,637)	(12,394)	(5,390)
Services	(1,276)	(570)	(3,239)	(3,331)
Corporate and Other	(2,175)	(2,060)	(7,405)	(6,212)
Total operating loss	$(2,381)	$(3,527)	$(10,210)	$(11,627)

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company’s management believes that certain non-GAAP financial measures may provide users of this financial information with meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain infrequently occurring or non-operational items that impact the overall comparability. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three and nine months ended September 30, 2013 and 2012. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Consolidated

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Operating loss	$(2,381)	$(3,527)	$(10,210)	$(11,627)
Depreciation and amortization	3,178	4,195	10,826	11,590
Restructuring	1,176	614	3,545	1,519
Other income	(4)	148	511	758
Share-based compensation and other stock payments	645	982	1,970	2,619
Adjusted EBITDA	$2,614	$2,412	$6,642	$4,859

Towers and Weldments Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Operating Profit	$6,723	$1,740	$12,828	$3,306
Depreciation	941	942	2,841	2,722
Share-based compensation and other stock payments	108	210	353	575
Other Income	(9)	171	265	529
Restructuring Expense	50	—	165	—
Total Adjusted EBITDA (Non-GAAP)	$7,813	$3,063	$16,452	$7,132

Gearing Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Operating Loss	$(5,653)	$(2,637)	$(12,394)	$(5,390)
Depreciation	1,702	2,157	5,442	6,485
Amortization	111	665	1,441	1,094
Share-based compensation and other stock payments	121	157	334	455
Other Income (Expense)	10	4	(5)	17
Restructuring Expense	1,125	514	2,684	1,362
Total Adjusted EBITDA (Non-GAAP)	$(2,584)	$860	$(2,498)	$4,023

Services Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Operating Loss	$(1,276)	$(570)	$(3,239)	$(3,331)
Depreciation	409	414	1,064	1,237
Share-based compensation and other stock payments	59	153	227	340
Other Income (Expense)	(5)	(29)	251	209
Restructuring Expense	—	100	234	146
Total Adjusted EBITDA (Non-GAAP)	$(813)	$68	$(1,463)	$(1,399)

Corporate and Other

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Operating Loss	$(2,175)	$(2,060)	$(7,405)	$(6,212)
Depreciation	15	17	38	51
Share-based compensation and other stock payments	357	462	1,056	1,249
Other Income (Expense)	—	2	—	4
Restructuring Expense	1	—	462	11
Total Adjusted EBITDA (Non-GAAP)	$(1,802)	$(1,579)	$(5,849)	$(4,897)